As filed with the Securities and Exchange Commission on August 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoZone, Inc.

(Exact name of registrant as specified in its charter)

Nevada	62-1482048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

(Address of principal executive offices, including zip code, and phone number, including area code)

Harry L. Goldsmith

Senior Vice President, General Counsel & Secretary

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

(Name, address, including zip code, telephone number, including area code, of agent for service)

Copies to:

Steven Della Rocca, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 (212) 906-1200	Gary Olson, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071 (213) 485-1234	Glenn M. Reiter, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate Date Of Commencement Of Proposed Sale To The Public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the same prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt securities	$500,000,000	$500,000,000	$40,450

(1)	There is being registered hereunder an indeterminate principal amount or number of debt securities of AutoZone, Inc. as may from time to time be issued at indeterminate prices (in U.S. dollars or the equivalent thereof in any other currency, composite currency or currency unit). In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $500,000,000.
(2)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. If any debt securities are issued with original issue discount, such greater amount as shall result in proceeds of $500,000,000 to AutoZone.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2003

PROSPECTUS

AutoZone, Inc.

$500,000,000

DEBT SECURITIES

We may offer and sell the debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the debt securities that we may offer.

Each time we sell debt securities we will provide a prospectus supplement to this prospectus that contains specific information about the offering and the terms of the debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our debt securities.

We may offer and sell senior and subordinated debt securities under this prospectus.

We have not yet determined whether any of the debt securities will be listed on any exchange or over-the-counter market. If we decide to seek the listing of the debt securities, the prospectus supplement relating to such debt securities will disclose the exchange or market on which the debt securities will be listed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debt securities will be sold directly by us, through agents, dealers or underwriters designated from time to time, or through a combination of such methods. If our agents or any dealers or underwriters are involved in the sale of the debt securities, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement.

This prospectus may not be used to consummate sales of debt securities unless accompanied by an applicable prospectus supplement.

The date of this prospectus is August     , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or “SEC,” under the Securities Act of 1933, as amended, or “Securities Act.” By using a shelf registration statement, we may sell up to $500,000,000 aggregate offering price of any combination of the debt securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the terms of the debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus, we mean AutoZone, Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the holders of the applicable series of debt securities.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities.

The SEC also maintains a web site at “http://www.sec.gov” that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. Our filings with the SEC are also available to the public from commercial document retrieval services.

Our common stock is listed on the New York Stock Exchange (NYSE: AZO), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006.

Our web site address is “http://www.autozone.com.” The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered debt securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we filed with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” These documents contain important information about us:

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2002 (filed with the SEC on October 31, 2002);
•	our Proxy Statement on Schedule 14A (filed with the SEC on November 1, 2002, and as amended on November 4, 2002);
•	our Quarterly Report on Form 10-Q for the quarter ended November 23, 2002 (filed with the SEC on December 20, 2002);
•	our Quarterly Report on Form 10-Q for the quarter ended February 15, 2003 (filed with the SEC on March 19, 2003);
•	our Quarterly Report on Form 10-Q for the quarter ended May 10, 2003 (filed with the SEC on June 11, 2003, and as amended on June 12, 2003);
•	our Current Report on Form 8-K, filed with the SEC on May 30, 2003; and
•	all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of debt securities offered by this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

AUTOZONE, INC.

We are the nation’s leading specialty retailer of automotive parts and accessories, with most of our sales to do-it-yourself (DIY) customers. We began operations in 1979 and at May 10, 2003, operated 3,152 stores in the United States and 43 in Mexico. Each store carries an extensive product line for cars, vans and light trucks, including new and re-manufactured automotive hard parts, maintenance items and accessories. We also have a commercial sales program in the United States that provides commercial credit and prompt delivery of parts and other products to repair garages, dealers and service stations. We do not derive revenue from the sale of tires or from automotive repair or installation.

We also sell automotive diagnostic and repair information software through our ALLDATA subsidiary. Via the Internet, we sell diagnostic and repair information through alldatadiy.com and auto parts and accessories through autozone.com.

Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents filed with the SEC and incorporated by reference into this prospectus, as well as other factors that our management has not yet identified. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

Fiscal Year Ended					Thirty-Six Weeks Ended
August 29, 1998	August 28, 1999	August 26, 2000	August 25, 2001(a)	August 31, 2002	May 10, 2003
12.7	6.8	5.4	3.4	8.0	7.8

(a)	Income before income taxes for the fiscal year ended August 2001 reflects the impact of pretax restructuring and impairment charges of $156.8 million.

We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense on all indebtedness, capitalized interest, amortization of debt issuance costs and the portion of rent expense on operating leases deemed representative of interest.

USE OF PROCEEDS

Except as set forth in the prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes, including repaying, redeeming or repurchasing outstanding debt, and for working capital, capital expenditures, new store openings, stock repurchases and acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment grade securities.

DESCRIPTION OF DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities that we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. In this section entitled “Description of Debt Securities,” references to “we,” “us,” “our,” and “AutoZone” include only AutoZone, Inc. and not any of its subsidiaries.

We may offer under this prospectus up to $500,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $500,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “—Subordination” below.

The debt securities will be issued under an indenture between us and Bank One Trust Company, N.A., as trustee. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The indenture has been filed as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, to issue additional debt securities of that series. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, and premium and interest on, the debt securities will be made;

•	if payments of principal of, or premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, or premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security or guarantees provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any conversion provisions, including the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	whether the debt securities will be listed on any securities exchange or included in any other market or quotation or trading system; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (which we refer to, in the case any debt security represented by a global debt security, as a “book-entry debt security”), or a certificate issued in definitive registered form (which we refer to, in the case any debt security represented by a certificated security, as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry securities will not be issuable in certificated form.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

We will not be required:

•	to issue, register the transfer of, or exchange debt securities for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of debt securities selected for redemption and ending at the close of business on the day of such mailing; or

•	to register the transfer of or exchange debt securities selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

Limitation on Liens

The indenture will provide that we will not, and will not permit any of our subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a lien (other than permitted liens) upon any property, or upon shares of capital stock or evidence of debt issued by any of our subsidiaries and owned by us or by any other of our subsidiaries, owned on the date of issuance of any senior debt securities, without making effective provision to secure all of the senior debt securities, equally and ratably with any and all other debt secured thereby, so long as such debt shall be so secured.

Definitions

The indenture defines the following terms used in this section:

“Capital stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Consolidated net tangible assets” means the aggregate amount of our assets (less applicable reserves and other properly deductible items) and our consolidated subsidiaries’ assets after deducting therefrom (a) all current liabilities (excluding any debt for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and our consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Lien” means, with respect to any property, any mortgage or deed of trust, pledge, hypothecation, security interest, lien, encumbrance or other security arrangement of any kind or nature on or with respect to such property.

“Permitted liens” mean:

•	liens (other than liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for taxes, assessments or governmental changes or levies not yet due or liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

•	statutory liens of landlords and liens of mechanics, materialmen and suppliers and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that any such liens which are material secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such lien is not yet subject to foreclosure, sale or loss on account thereof);

•	liens (other than liens created or imposed under ERISA) incurred or deposits made by us and our subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

•	liens in connection with attachments or judgments (including judgment or appeal bonds), provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

•	liens securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such liens and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

•	liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds;

•	liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

•	leases or subleases granted to others not interfering in any material respect with our business, including our subsidiaries, taken as a whole;

•	liens on property at the time such property is acquired by us or any of our subsidiaries;

•	liens on property of any person at the time such person becomes one of our subsidiaries;

•	liens on receivables from customers sold to third parties pursuant to credit arrangements in the ordinary course of business;

•	liens existing on the date of the indenture to secure debt existing on the date of the indenture or any extensions, amendments, renewals, refinancings, replacements or other modifications thereto;

•	liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise;

•	liens securing debt of one of our subsidiaries owed to us or to another one of our subsidiaries;

•	liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•	liens to secure debt of joint ventures in which we or any of our subsidiaries has an interest, to the extent such liens are on property of, or equity interests in, such joint ventures; and

•	other liens on our property and the property of our subsidiaries; provided that (1) the aggregate fair market value of property owned or leased by us or any of our significant subsidiaries as of July 22, 1998 (including property later acquired specifically to replace property owned or leased on such date and property acquired with the proceeds of the sale or refinancing of property owned or leased on such date) subject to such other liens permitted only pursuant to this clause does not exceed 15% of our consolidated net tangible assets or (2) with respect to property acquired after July 22, 1998, such property shall have been or shall be acquired in the ordinary course of business.

The above-referenced July 22, 1998 in the preceding clause is the date of our prior senior indenture under which we have issued several outstanding series of senior notes.

“Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling automotive parts and accessories or the warehousing or distributing of such products, owned or leased by us or any one of our significant subsidiaries.

“Significant subsidiaries” means any of our subsidiaries that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended.

We will set forth in the applicable prospectus supplement any other restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than AutoZone) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the foregoing, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

No Restriction on Sale or Issuance of Stock of Subsidiaries

The indenture does not contain covenants that prevent us from selling, transferring or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries, nor does it prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of such subsidiary.

Effect of Corporate Structure

The debt securities are exclusively obligations of AutoZone. Because most of our operations are currently conducted through subsidiaries, our cash flow and our consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available for such payments, whether by dividends, loans or otherwise. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

Events of Default

Unless we state otherwise in the applicable pricing supplement, the term “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	a default in the payment of principal when due or resulting in acceleration of our other debt or debt of our significant subsidiaries where the aggregate principal amount with respect to which such default or acceleration has occurred exceeds $35 million, provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived or such indebtedness is discharged;

•	certain events of bankruptcy, insolvency or reorganization of our company or any of our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration as set forth above);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and waivers of defaults or events of default by holders; or

•	waive a redemption payment with respect to any debt security.

We and the trustee may amend the indenture or the debt securities, without notice to or the consent of any holder of a debt security, to, among other things:

•	cure any ambiguity, defect or inconsistency;

•	comply with the indenture’s provisions with respect to successor corporations;

•	provide for the issuance of uncertificated debt securities in addition to or in place of certificated debt securities;

•	add to the covenants or the events of default for the benefit of holders of all or any series of debt securities or surrender any right or power conferred on us by the indenture;

•	add to, change or eliminate any of the provisions of the indenture in respect of one of more series of debt securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any debt security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such debt security with respect to such provision, or (B) shall become effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	establish additional series of debt securities as permitted by the indenture; or

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign government obligations”    means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Ranking

Senior Debt Securities

Our senior debt securities will rank equally with all our other unsecured and unsubordinated indebtedness.

Subordination

The subordination provisions for a series of subordinated debt securities will be set forth in the applicable pricing supplement and in the subordinated debt securities themselves or a resolution of our board of directors, a supplemental indenture or an officers’ certificate. The indenture itself does not contain the subordination provisions; however, we anticipate that these subordination provisions will be substantially as set forth below.

Upon:

(a) any distribution of our assets upon our dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b) acceleration of the maturity of the subordinated debt securities; or

(c) a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d) acceleration of the maturity of any senior debt as a result of a default,

the holders of all of our senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the trustee with respect to the subordinated debt securities or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

“Senior debt” means with respect to the subordinated debt securities, the principal of, premium, if any, and interest, if any, on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a) all of our indebtedness evidenced by notes, debentures, bonds or other securities sold by us for money or other obligations for money borrowed;

(b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise, as applicable; and

(c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

Due to the subordination provisions, if our assets are distributed upon insolvency, holders of our senior debt and certain of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

The subordinated debt securities and the indenture do not limit our ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. We may incur substantial additional amounts of indebtedness in the future.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

Bank One Trust Company, N.A. is the trustee under the indenture. Notice to the trustee should be directed to its Corporate Trust Office, located at 1 Bank One Plaza, Mail Suite IL1-0823, Chicago, Illinois 60670-0823, Attention: Corporate Trust Administrator.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur (and be continuing), the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we state otherwise in the applicable supplemental prospectus, the debt securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. DTC will be the only registered holder of these debt securities. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debt securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debt securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the debt securities are in book-entry form, you will receive payments and may transfer debt securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the debt securities and the indenture may be delivered to us and where certificated debt securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the debt securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or other DTC nominee) will consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as debt securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If debt securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of debt securities will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of debt securities take physical delivery of debt securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in debt securities.

DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of debt securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of debt securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities and we deliver an officers’ certificate to the trustee to that effect; or

•	an event of default under the indenture has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Through Agents and Dealers

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the debt securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the debt securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the debt securities.

General Information

The names of any agents, dealers or managing underwriters, and of any underwriters, involved in the sale of the debt securities under this prospectus and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount or commission as well as the net proceeds to us from the sale of debt securities will be set forth in a prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

The validity of the debt securities offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain other legal matters with respect to the securities offered hereby will be passed upon for us by Schreck Brignone, Las Vegas, Nevada. The validity of the debt securities offered hereby will be passed upon for any agents or underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended August 31, 2002, as set forth in their reports, which are incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the twelve week periods ended November 23, 2002 and November 17, 2001, the twelve and twenty-four week periods ended February 15, 2003 and February 9, 2002, and the twelve and thirty-six week periods ended May 10, 2003 and May 4, 2002, incorporated by reference in the registration statement and this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in our Quarterly Reports on Form 10-Q for the quarters ended November 23, 2002, February 15, 2003 and May 10, 2003, and incorporated herein by reference, state that Ernst & Young LLP did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933, or the “Act,” for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Prior to the adoption of Regulation G by the SEC effective March 28, 2003, we included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, or “our 2002 Form 10-K,” certain non-GAAP measures that we believed to be helpful to a reader’s understanding of our financial statements. Our 2002 Form 10-K did not include the reconciliations of these non-GAAP measures to their most comparable GAAP measures that are now required under Regulation G. Because we incorporate by reference in this prospectus our 2002 Form 10-K, we present below, in compliance with Regulation G, reconciliations for the non-GAAP measures included in our 2002 Form 10-K to their most comparable measures presented in accordance with GAAP.

After-Tax Return on Invested Capital

The following table reconciles the percentages of after-tax return on invested capital, or “ROIC,” for fiscal 2001, both not excluding and excluding nonrecurring charges, to net income. The ROIC percentages are presented in the Five-Year Review included in our 2002 Form 10-K:

	ROIC Not Excluding Nonrecurring Charges	ROIC Excluding Nonrecurring Charges
	(in thousands)
Net income, as reported	$175,526	$175,526
Adjustments:
After-tax restructuring and impairment charges	—	95,822
After-tax interest	61,560	61,560
After-tax rent	61,396	61,396

Return	$298,482	$394,304

Average debt(a)	$1,445,899	$1,445,899
Average equity(b)	879,912	886,756
Rent x 6(c)	602,382	602,382

Pretax Invested Capital	$2,928,193	$2,935,037

ROIC	10.1%	13.4%	(d)

(a)	Average debt is equal to the average of our long-term debt measured at the end of each of the 13 fiscal periods in our fiscal year. Long-term debt (in thousands) was $1,194,517 at August 25, 2001. The difference between average debt and long-term debt (in thousands) at August 25, 2001 was $251,332.
(b)	Average equity is equal to the average of our stockholders’ equity measured at the end of each of the 13 fiscal periods in our fiscal year. Stockholders’ equity (in thousands) was $689,127 at August 25, 2001. The difference between average equity not excluding nonrecurring charges and stockholders’ equity (in thousands) at August 25, 2001 was $190,785. The difference between average equity after excluding nonrecurring charges and stockholders’ equity (in thousands) at August 25, 2001 was $197,629.
(c)	Rent is multiplied by a factor of six to determine pretax invested capital.
(d)	ROIC excluding nonrecurring charges was presented as 14.3% in our 2002 Form 10-K, but has been revised to reflect a rolling 13-periods’ average of debt and equity to conform with our current methodology for calculating ROIC.

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent

The following table reconciles the ratio of adjusted debt to earnings before interest, taxes, depreciation, amortization and rent, or “EBITDAR,” to net income, The ratios of adjusted debt to EBITDAR for the five fiscal years ended August 31, 2002 are presented in the Five-Year Review included in our 2002 Form 10-K.

	Fiscal Year Ended August
	2002	2001	2000	1999	1998
	(in thousands)
Net income, as reported	$428,148	$175,526	$267,590	$244,783	$227,903
After-tax restructuring and impairment charges	—	95,822	—	—	—

Adjusted net income	428,148	271,348	267,590	244,783	227,903
Add:
Interest	79,860	100,665	76,830	45,312	18,204
Taxes	263,000	111,500	167,600	143,000	136,200
Tax impact of restructuring and impairment charges	—	61,000	—	—	—
Depreciation and amortization	118,255	131,333	126,800	128,531	96,599
Rent	99,032	100,397	95,715	96,150	56,410

EBITDAR	$988,295	$776,243	$734,535	$657,776	$535,316

Long-term debt(a)	$1,194,517	$1,225,402	$1,249,937	$888,340	$545,067
Add: Rent x 6	594,192	602,382	574,290	576,900	338,460

Adjusted Debt	$1,788,709	$1,827,784	$1,824,227	$1,465,240	$883,527

Adjusted Debt to EBITDAR	1.81	2.35	2.48	2.23	1.65

(a)	We had no short-term debt at August 31, 2002.

Cash Flow Before Share Repurchases

Cash flow before share repurchases is calculated as net increase (decrease) in cash and cash equivalents after giving effect to the change in debt plus share repurchases. The following table reconciles cash flow before share repurchases to net increase (decrease) in cash and cash equivalents. Cash flow before share repurchases for the five fiscal years ended August 31, 2002 is presented in the Five-Year Review in our 2002 Form 10-K.

	Fiscal Year Ended August
	2002	2001	2000	1999	1998
	(in thousands)
Net increase (decrease) in cash and cash equivalents, as reported	$(788)	$317	$1,051	$(713)	$1,696
Add back:
Net decrease (increase) in commercial paper	162,247	381,853	(234,300)	(228,000)	(305,000)
Net proceeds from issuance of debentures/notes	(150,000)	(465,000)	—	(148,913)	(197,751)
Net decrease (increase) in unsecured bank loans	15,000	105,000	(120,000)	34,050	164,350
Net decrease (increase) in other debt	4,426	2,365	(8,348)	303	(9,962)
Share repurchases	698,983	366,097	607,567	234,602	28,746

Cash flow before share repurchases	$729,868	$390,632	$245,970	$(108,671)	$(317,921)

Gross Profit Excluding Nonrecurring Charges

The following table summarizes the effect of restructuring and impairment charges on operating results for fiscal 2001 as reported in our 2002 Form 10-K:

	Results of Operations, as reported	Percent of Revenue	Restructuring and Impairment Charges	Results of Operations Excluding Restructuring and Impairment Charges	Percent of Revenue
	(in thousands)
Net sales	$4,818,185	100.0%	$—	$4,818,185	100.0%
Cost of goods sold	2,804,896	58.2%	30,133	2,774,763	57.6%

Gross profit	2,013,289	41.8%	30,133	2,043,422	42.4%
Operating expenses	1,498,909	31.1%	—	1,498,909	31.1%
Restructuring and impairment charges	126,689	2.7%	126,689	—	—%

Operating profit	387,691	8.0%	156,822	544,513	11.3%
Interest expense, net	100,665	2.1%	—	100,665	2.1%

Income before taxes	287,026	6.0%	156,822	443,848	9.2%
Taxes	111,500	2.3%	61,000	172,500	3.6%

Net income	$175,526	3.6%	$95,822	$271,348	5.6%

In the Management’s Discussion and Analysis of Financial Conditions and Results of Operations of fiscal 2002 compared with fiscal 2001, we reported that gross profit for fiscal 2002 was $2.4 billion, or 44.6% of net sales, compared with $2.0 billion, or 42.4% of net sales (excluding nonrecurring charges) for fiscal 2001. Gross profit for fiscal 2001 on a GAAP basis (as presented in the above chart) was $2.0 billion, or 41.8% of net sales, which reflected the effect of $30.1 million of restructuring and impairment charges.

In the Management’s Discussion and Analysis of Financial Conditions and Results of Operations of fiscal 2001 compared with fiscal 2000, we reported that gross profit for fiscal 2001 (excluding nonrecurring charges) was $2.0 billion, or 42.4% of net sales, compared with $1.9 billion, or 41.9% of net sales for fiscal 2000. Gross profit for fiscal 2001 on a GAAP basis (as presented in the above chart) was $2.0 billion, or 41.8% of net sales, which reflected the effect of $30.1 million of restructuring and impairment charges.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Amount to be Paid
SEC Registration Fee	$40,450
Rating Agency Fees	297,500
Accounting Fees and Expenses	60,000
Legal Fees and Expenses	150,000
Printing Expenses	40,000
Blue Sky Fees	10,000
Trustee/ Issuing & Paying Agent Fees and Expenses	20,000
Miscellaneous Expenses	25,050

Total	$643,000

Item 15.    Indemnification of Directors and Officers.

AutoZone, Inc.’s Restated Articles of Incorporation provide that a director or officer of AutoZone, Inc. shall not be personally liable to AutoZone, Inc. or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes Section 78.300. Nevada Revised Statutes Section 78.138, however, currently provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent AutoZone, Inc.’s Restated Articles of Incorporation would be deemed to be inconsistent with Section 78.138, the provisions of the Nevada Revised Statutes should control.

In addition, Nevada Revised Statutes Section 78.751 and Article III, Section 13, of AutoZone, Inc.’s Third Amended and Restated Bylaws, under certain circumstances, provide for the indemnification of the Company’s officers, directors, employees and agents against liabilities they may incur in such capacities. A summary of the circumstances under which indemnification by AutoZone, Inc. is appropriate is contained herein, but such description is qualified in its entirety by reference to Article III, Section 13, of the Third Amended and Restated Bylaws.

In general, the Third Amended and Restated Bylaws provide that any officer, director, employee or agent shall be indemnified against expenses including attorneys’ fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of AutoZone, Inc., to which he was a party as a result of such relationship, if he either is not liable pursuant to Nevada Revised Statutes Section 78.138 or if he acted in good faith, and in the manner he believed to be in or not opposed to AutoZone, Inc.’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of AutoZone, Inc., the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to AutoZone, Inc.’s best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to AutoZone, Inc., or for amounts paid in settlement to AutoZone, Inc., unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by AutoZone, Inc. only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of AutoZone, Inc. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by AutoZone, Inc. against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by AutoZone, Inc. as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by AutoZone, Inc. as authorized by the Third Amended and Restated Bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs, (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Restated Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. If a claim for indemnification or payment of expenses under Article III, Section 13, of the Third Amended and Restated Bylaws is not paid in full within ninety (90) days after a written claim therefor has been received by AutoZone, Inc., the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action, AutoZone, Inc. shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, AutoZone, Inc. to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AutoZone, Inc. or is or was serving at AutoZone, Inc.’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not AutoZone, Inc. would have the power to indemnify him against such liability under provisions of Article III, Section 13, of the Third Amended and Restated Bylaws. The Board of Directors may authorize AutoZone, Inc. to enter into a contract with any person who is or was a director, officer, employee or agent of AutoZone, Inc. or is or was serving at AutoZone, Inc.’s request as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III, Section 13, of the Third Amended and Restated Bylaws.

AutoZone, Inc. has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers.

Item 16.    Exhibits.

Exhibit Number		Description
1.1 *	—	Underwriting Agreement.
3.1	—	Restated Articles of Incorporation of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10-Q for the quarter ended February 13, 1999).
3.2	—	Third Amended and Restated Bylaws of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 1, 2002).
4.1	—	Indenture dated as of August 8, 2003, between AutoZone, Inc. and Bank One Trust Company, N.A., as Trustee.
4.2 *	—	Form of Note.
5.1	—	Opinion of Latham & Watkins LLP.
12.1	—	Computation of Ratio of Earnings to Fixed Charges.
15.1	—	Letter of Ernst & Young LLP re Unaudited Interim Financial Information.
23.1	—	Consent of Ernst & Young LLP.
23.2	—	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on the signature page set forth on II-5).
25.1 *	—	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., as Trustee under the Indenture.

* To be filed by amendment or incorporated by reference in connection with offerings of the debt securities.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (including each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, as of the 8th day of August, 2003.

AUTOZONE, INC.

By:	/s/ STEVE ODLAND

Steve Odland
Chairman, Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry L. Goldsmith and Donald R. Rawlins, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STEVE ODLAND Steve Odland	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	August 8, 2003

/s/ MICHAEL ARCHBOLD Michael Archbold	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 8, 2003

/s/ CHARLIE PLEAS III Charlie Pleas III	Vice President and Controller (Principal Accounting Officer)	August 8, 2003

/s/ CHARLES M. ELSON Charles M. Elson	Director	August 8, 2003

/s/ MARSHA JOHNSON EVANS Marsha Johnson Evans	Director	August 8, 2003

/s/ EARL G. GRAVES, JR. Earl G. Graves, Jr.	Director	August 8, 2003

Signature	Title	Date

/s/ N. GERRY HOUSE N. Gerry House	Director	August 8, 2003

/s/ J.R. HYDE, III J.R. Hyde, III	Director	August 8, 2003

/s/ JAMES F. KEEGAN James F. Keegan	Director	August 8, 2003

/s/ EDWARD S. LAMPERT Edward S. Lampert	Director	August 8, 2003

/s/ W. ANDREW MCKENNA W. Andrew McKenna	Director	August 8, 2003

/s/ JAMES POSTL James Postl	Director	August 8, 2003

AUTOZONE, INC.

REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit Number			Description

1.1	*	—	Underwriting Agreement.

3.1		—	Restated Articles of Incorporation of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10-Q for the quarter ended February 13, 1999).

3.2		—	Third Amended and Restated Bylaws of AutoZone, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 1, 2002).

4.1		—	Indenture dated as of August 8, 2003, between AutoZone, Inc. and Bank One Trust Company, N.A., as Trustee.

4.2	*	—	Form of Note.

5.1		—	Opinion of Latham & Watkins LLP.

12.1		—	Computation of Ratio of Earnings to Fixed Charges.

15.1		—	Letter of Ernst & Young LLP re Unaudited Interim Financial Information.

23.1		—	Consent of Ernst & Young LLP.

23.2		—	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1		—	Power of Attorney (included on the signature page set forth on II-5).

25.1	*	—	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., as Trustee under the Indenture.

*	To be filed by amendment or incorporated by reference in connection with offerings of the debt securities.